Exhibit 10.7

AMENDMENT TO CO-EXCLUSIVE SUBLICENSE AGREEMENT

This Amendment (“Amendment”), is made June 1, 2010 (the “Effective Date”) between Asuragen, Inc. (“ASURAGEN”), a Delaware corporation having its principal offices at 2150 Woodward, Suite 100, Austin, Texas 78744, and Trovagene, Inc. (“TROVAGENE”), a Delaware corporation having its principal place of business at 11055 Flintkote Ave., San Diego, CA 92121, which collectively may be referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, TROVAGENE is the named exclusive licensee of Patent Rights by virtue the merger of Xenomics, Inc., with and into TrovaGene, Inc. and TrovaGene, Inc. is the surviving entity.

WHEREAS, TROVAGENE and ASURAGEN are Parties to a CO-EXCLUSIVE SUBLICENSE AGREEMENT (“Agreement”) executed October 22, 2007 in which ASURAGEN is granted certain of those Patent Rights, and

WHEREAS, the Parties, by mutual agreement, wish to modify the terms of the Agreement.

NOW THEREFORE, for the consideration herein expressed, as well as consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

AMENDMENT

1.   DEFINITIONS

A.  Section 1.3 of the Agreement is hereby amended to read as follows:

“Field” shall mean diagnostic products that assay for nucleophosmin protein (“NPM1”) mutants, corresponding nucleic acid sequences and uses thereof, including research use only (“RUO”), analyte specific reagent (“ASR”) and in vitro diagnostics (“IVD”) products. For the avoidance of doubt, the Field specifically excludes therapeutic uses.

B.  Section 1.11 of the Agreement is hereby amended to read as follows:

Valid Claim shall mean a claim of an unexpired patent or pending patent application of the Patent Rights that has neither been withdrawn, canceled, or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

C.  Section 1.12 is hereby added to the Agreement.

“Notice Recipient” means any third party with which Trovagene or Xenomics or their representatives communicated either orally or in writing wherein such communication included (i) an assertion or suggestion that such third party does or may require a license from Trovagene or Xenomics to perform laboratory testing services, together with (ii) an assertion or suggestion that an Asuragen Product does not convey to such third party a right to use such Asuragen Product.

2.  GRANT OF RIGHTS

A.  Section 2.2 of the Agreement is hereby amended to read as follows:

ASURAGEN shall have no right during the Term to sublicense the Patent rights to a 3rd party, use the Patent Rights to offer Laboratory Services, or use Patent Rights in any way for development and commercialization of therapeutic products. Not withstanding the foregoing, the sublicensed rights do specifically include the right to convey Patent Rights to ASURAGEN customers for the purposes of offering or performing Laboratory Services based on use of ASURAGEN Products. The Parties agree that the sublicensed rights referred to above shall extend to Asuragen customers that purchased Product from Asuragen any time on or after October 22, 2007. In addition, Trovagene agrees to send to all Notice Recipients within ten (10) days of the Effective Date of this Amendment, a letter indicating that the Notice Recipient will not be required to obtain any additional licenses from Trovagene to use an Asuragen Product or Service. Such letter shall be substantially in the form set forth in Exhibit A.

B.  The second paragraph of Section 2.4 of the Agreement is hereby deleted in its entirety.

3.  PAYMENTS

A.  Section 4.1 of the Agreement is hereby amended to read as follows:

ASURAGEN shall pay to TROVAGENE during the Term a royalty on Net Revenues as follows:

4.1.1 A royalty of (a) 20% of Net Revenues or (b) eighteen (18) dollars per test contained within a Product, whichever is the larger amount, on Products sold in the United States of America and its Territories with no specific regulatory labeling, labeled for “research use only” (RUO), labeled as Analyte Specific Reagents (ASR), or labeled “investigational use only”(IUO) (the “Uncleared Products”). If, however, the royalty payment on Uncleared Products made in any quarter as described in Section 5.4 is greater than 30% of the Net Revenues of the Uncleared Products in such quarter, the Parties agree that royalty for Uncleared Products for that quarter shall be reduced and calculated to equal 30% of Net Revenues of such Uncleared

Products. If, during any four consecutive quarters, Asuragen is calculated to be paying an average royalty for Uncleared Products of greater than 20% of Net Revenues of Uncleared Products, the Parties agree to meet, either telephonically or in person, to discuss the reduction of the royalty rates for Uncleared Products as set forth above.

4.1.2 A royalty of 9% of Net Revenues for Products sold in the United States of America and its Territories with labeling indicating the Product has received FDA clearance for market,

4.1.3 A royalty of 9% of Net Revenues for Products sold ex-U.S. direct to end users and 1.3 x Net Revenues for Products sold to 3rd party distributors for sale outside the U.S.

For Clarity:

(1) For Products sold to 3rd party distributors, ASURAGEN will calculate Net Revenues by multiplying the net transfer price of Products to the distributor by 1.3.

4.1.4 The amended royalty rates are payable quarterly and commence on sales beginning June 1, 2010 and are not retroactive to the Effective Date of the Agreement.

B.  Section 4.3 of the Agreement shall be replaced with the following:

(1)   $150,000 upon issuance of the first patent in a country in the Territory where there are Net Revenues or first occurrence of Net Revenues in a country in the Territory where a patent has issued, with one or more claims that cover substantially the same subject matter as the claims pending in Patent Rights as of the Effective Date of the Agreement. Trovagene agrees that the foregoing obligations shall not apply to Italian patent No. 0001351453 attached as Exhibit B.

(2)   $50,000 upon FDA clearance of a Product; and

(3)   $100,000 payable 6 months after the first commercial sale of the Product or Service. Trovagene acknowledges and agrees that the payment obligation of $100,000 set forth in this Section has been fully satisfied.

4. NOTICE

A.  Section 10.2 of the Agreement is hereby amended to read as follows:

Reports, notices and other communication from ASURAGEN to TROVAGENE as provided hereunder shall be sent to:

TROVAGENE Inc.

Attention:	CEO
11055 Flintkote Ave.
Suite B
San Diego, CA 92121

With a copy to:
Ivor Elrifi
MINTZ LEVIN
666 Third Avenue
New York, NY 10017

or to such other individual or address as shall hereafter be furnished by written notice to ASURAGEN in accordance with this Article 10.

IN WITNESS WHEREOF, ASURAGEN and TROVAGENE have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

ASURAGEN, Inc.

By:	/s/ Rolland D. Carlson
Rolland D. Carlson, President

TROVAGENE, Inc.

By:	/s/ Bruce A. Huebner
Bruce A. Huebner, President & CEO